Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Barbara J. Harrington

First Busey Corporation, CFO

217-365-4516

First Busey Corporation Announces Closing of $82.8 Million Public Offering of Common Stock, Including Exercise of Underwriters’ Option to Purchase Additional Shares

September 30, 2009

Urbana, Illinois

First Busey Corporation (the “Company”) (Nasdaq: BUSE) today announced that it has completed its previously announced underwritten public common stock offering by issuing 20,700,000 shares of the Company’s common stock, including 2,700,000 shares issued pursuant to the underwriters’ option to purchase additional shares, at a public offering price of $4.00 per share, for aggregate gross proceeds of $82.8 million.  The net proceeds to the Company after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $78.1 million.  Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC acted as the sole book-running manager of the public offering and FIG Partners, LLC acted as sole co-manager.

The shares were issued pursuant to a prospectus supplement to the prospectus filed as part of the Company’s effective shelf-registration statement on Form S-3 (File No. 333-161490).  Copies of the prospectus supplement and related prospectus may be obtained from Fox-Pitt Kelton Cochran Caronia Waller at 420 Fifth Ave., 5th Floor, New York, New York 10018, by telephone at 212-857-6212 or by fax at 212-849-0582 or FIG Partners, LLC at 1175 Peachtree St. NE, 100 Colony Square Suite 2250, Atlanta, GA 30361, by telephone at 404-601-7200 or by fax at 404-591-6004.

About First Busey:  The Company is a $4.3 billion financial holding company headquartered in Urbana, Illinois.  The Company provides a broad range of financial services through its banking and non-banking subsidiaries.  The Company conducts the business of banking and related services through Busey Bank, fiduciary and wealth management services through Busey Wealth Management, Inc. and retail payment processing through FirsTech, Inc.